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                                                                Exhibit 10.65

[CHIRON LETTERHEAD]


June 28, 1995



Mr. C. William Zadel
President and Chief Executive Officer
Ciba Corning Diagnostics Corp
63 North Street
Medfield, MA  02052-1688

Dear Bill:

This letter confirms the terms of our understanding regarding the termination of your employment with Ciba Corning Diagnostics Corp. ("CCD").

You have expressed the intention to resign your offices as President and Chief Executive Officer of CCD and otherwise to terminate your employment with CCD. You have offered to continue to serve in these capacities during a transitional period, ending not sooner than August 31, 1995 and not later than December 31, 1995, during which time a successor would be recruited by Chiron, in consideration of a mutually acceptable severance and termination agreement. This letter represents that agreement.

     1. You will continue to serve as the President and Chief Executive Officer of CCD until that date specified by Chiron in writing, which shall be not earlier than August 31, 1995 and not later than December 31, 1995 (the "Termination Date"). Except as otherwise specifically provided in this Letter Agreement, all of your existing employment benefits will continue until the Termination Date, in accordance with their terms as of May 18, 1995, and then they will cease.

     2. Your base salary is increased effective June 1, 1995 by 7% to $342,400 per annum ("Base Salary"), payable periodically with the regular CCD payroll. Your Base Salary will continue to be paid to the Termination Date and then shall cease to be paid.

     3. On or promptly following the Termination Date, CCD shall pay to you the amounts then owing, if any, under its normal policies for terminating employees for earned vacation and sick leave.

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C. William Zadel
June 28, 1995
Page 2



     4. Promptly following completion of the 1995 audit of CCD, CCD shall pay to you the amount that would have been earned by you under the CCD Annual Incentive Plan for the full 1995 fiscal year, without regard to the actual Termination Date.

     5. You will not receive any payment for 1995 under the CCD Long-term Incentive Plan. In lieu thereof, CCD shall pay to you the amount of $171,200 on a date following the Termination Date to be mutually agreed, but in no event later than January 31, 1996.

     6. On January 1, 1996 and January 1, 1997, CCD will pay to you lump sum payments of $650,560 and $325,280 respectively, representing approximately 18 months of cash compensation in salary and target short-term and long-term cash compensation. In addition, provided that you have not then accepted a Successor Position (as defined below), commencing with the first full calendar month following the elapse of 18 months from the Termination Date, CCD will pay to you a further monthly severance amount equal to $54,213 per month up to six months and $28,533 per month up to an additional six months, until you accept a Successor Position, but in no event for more than 12 months in the aggregate.

     7. Until such time as you accept a Successor Position, CCD will maintain in effect for your benefit at its expense the medical, dental and life insurance coverage that you presently enjoy under CCD's existing policies. The maximum time of this benefit is 30 months after the Termination Date. In addition, in lieu of participation in the post-retirement medical program established for eligible CCD employees following the close of the transaction, Chiron will make you a lump sum cash payment of $33,000.

     8. The term "Successor Position" means such full-time and permanent employment as you may accept in your discretion, including self-employment as a consultant, or retirement.

     9. All payments provided herein shall be subject to all applicable withholding obligations of CCD.

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C. William Zadel
June 28, 1995
Page 3



     10. Nothing in this Letter Agreement alters your rights as vested under the CCD Pension Plan in accordance with the terms of that plan as of May 18, 1995.

     11. All Chiron stock options granted to you shall be cancelled without having become vested as of the Termination Date.

     12. The obligations of CCD and Chiron under this Letter Agreement are conditioned upon your performance of your responsibilities to the best of your ability as President and Chief Executive Officer of CCD through the Termination Date, including without limitation the management of the business and operations of CCD in the ordinary course, the facilitation and implementation of the plan to integrate CCD and the Diagnostics Division of Chiron and the execution of all applicable policies and directions for the governance of CCD as adopted from time to time by its Board of Directors, or by Chiron as its sole stockholder, and upon your agreement to provide reasonable consultation, advise and assistance to CCD and Chiron following the Termination Date from time to time at their reasonable request and at their expense.

     13. This Letter Agreement contains and constitutes the entire understanding and agreement between CCD and you respecting your employment with CCD and supersedes and cancels all previous written or verbal negotiations, agreements, commitments, and writings in connection herewith. It also represents the complete compromise, accord, and satisfaction of any and all claims that you may have or acquire regarding the termination of your employment by CCD, and, except with respect to any rights, obligations or duties arising out of this Letter Agreement, claims for unemployment and workers' compensation benefits in accordance with applicable law, or any right that you have to benefits under this Letter Agreement or any company employee benefit plan in accordance with the Employee Retirement Income Security Act, all of which are expressly excluded from this release, you hereby release and discharge CCD, Chiron and their respective officers, directors, and stockholders from any liability, obligation, claim or cause of action relating to or arising out of your employment by CCD and/or its termination, including any claim arising under that certain letter to you dated January 4, 1995 and signed on behalf of Chiron by Edward E. Penhoet or under any other written or oral agreement or any course of dealing, custom or practice or otherwise.

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C. William Zadel
June 28, 1995
Page 4



     14. This Letter Agreement shall be binding upon CCD and you and may not be released, discharged, abandoned, supplemented, amended, changed, or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date, signed by a duly-authorized officer or representative of each of CCD and you.

     15. The terms of this Letter Agreement are contractual in nature and not a mere recital. This Letter Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Letter Agreement it shall not be necessary to produce more than one such counterpart.

     16. You hereby confirm your continuing obligations to preserve the confidentiality of all trade secrets and other proprietary information acquired by you from or through CCD, Chiron, Ciba-Geigy, Ltd., including without limitation scientific information and results, customer lists, and business and strategic plans.

     If the foregoing correctly reflects our understanding, please sign and return to me one copy of this Letter Agreement.

CHIRON CORPORATION

By /s/ William J. Rutter
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Its       Chairman
   ------------------

AGREED:

/s/ C. William Zadel
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C. William Zadel


July 5, 1995
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Date